Exhibit 15.26

[Official Translation]

NOTARY PUBLIC

MRS. POERBANINGSIH ADI WARSITO, SH

Decree of the Minister of Justice of the Republic of Indonesia, No. M-96-HT.03.01-TH.1984, dated 7 December 1984 in conjunction with the Decree of the Minister of Law and Human Rights of the Republic of Indonesia, No. AHU.07.AH.02.03.TAHUN 2010, dated 24 March 2010

DEED DATED	:	10 February 2011

NUMBER	:	09.-

CREDIT AGREEMENT

(COPY)

CREDIT AGREEMENT

-Number: 09.-

At 17:00 (seventeen) Western Indonesia Time.

-On this day, Thursday, 10-02-2011 (the tenth of February, two thousand and eleven).

-Appeared before me, Mrs. POERBANINGSIH ADI WARSITO, Sarjana Hukum (Bachelor of Law), a Notary Public in Jakarta, in the presence of the witnesses who are known to me, a Notary Public, and whose names will be mentioned at the end of this notarial instrument or deed:

I.	1.

Mister WIRA CHANDRA, born in Rumbai, on 26-03-1966 (the twenty sixth of March, nineteen sixty-six), an Indonesian citizen, the Head of the Corporate Business Group of the Company which will be mentioned below, residing in Jakarta Selatan (South Jakarta), at [Street] Jalan Permata Hijau N/29, [Neighborhood Association] Rukun Tetangga 005, [Citizens Association] Rukun Warga 001, [Lowest Administrative Unit] Kelurahan Grogol Utara, [Jakarta-specific Municipal Sub-division] Kecamatan Kebayoran Lama.

- the Holder of Resident’s Identity Card Number 09.5305.260366.0185.

2.

Mrs. SULASWATI, born in Indramayu, on 16-08-1966 (the sixteenth of August nineteen sixty-six), the Head of Corporate Credit Administration of the Company which will be mentioned below, residing in Jakarta Selatan, at Jalan Cipulir Permai Y-18, Rukun Tetangga 006, Rukun Warga 012, Kelurahan Grogol Utara, [Jakarta-specific Municipal Sub-division] Kecamatan Kebayoran Lama.

-	the Holder of Resident’s Identity Card Number 09.5305.560866.0415.

-	according to their statement, acting:

a.	in their respective aforementioned capacities;

b.

by virtue of 2 (two) letters of appointment made privately, each numbered: 0473/SK/DHR/A/2006 dated 31-03-2006 (the thirty first of March, two thousand and six) and 0629/SK/DHR/A/2010 dated 01-05-2010 (the first of May, two thousand and ten), the originals of which have been produced to me, the Notary Public;

thereby jointly representing the Board of Directors of, and, therefore, for and on behalf of, PT BANK CENTRAL ASIA Tbk. (plc/Inc.), having its domicile and head office in Central Jakarta, whose memorandum and articles of association together with amendments thereto were published consecutively in the State Gazette of the Republic of Indonesia:

-	dated 14-04-2000 (the fourteenth of April, two thousand) under number: 30, Supplement thereto number: 1871;

-	dated 10-07-2001 (the tenth of July, two thousand and one) under number: 55, Supplement thereto number: 273;

-	dated 04-09-2001 (the fourth of September, two thousand and one) under number: 71, Supplement thereto number: 345;

-	dated 25-06-2002 (the twenty-fifth of June, two thousand and two) under number: 51, Supplement thereto number: 438;

-	dated 23-08-2002 (the twenty-third of August, two thousand and two) under number: 68, Supplement thereto number: 602;

-	dated 18-02-2003 (the eighteenth of February, two thousand and three) under number: 14, Supplement thereto number: 132;

-	dated 20-02-2007 (the twentieth of February, two thousand and seven) under number: 15, Supplement thereto number: 185;

The articles of association were subsequently amended in its entirety in order to conform with Law Number 40 of 2007 (two thousand and seven) on the Limited Liability Company, as contained in the State Gazette of the Republic of Indonesia dated 15-01-2009 (the fifteenth of January, two thousand and nine), under number: 12790, Supplement thereto number: 38;

-	Further on referred to as “BCA.”

II.	1.

- [Engineer] Insinyur HARRY SASONGKO TIRTOTJONDRO, born in Bandung, on 17-12-1959 (the seventeenth of December, nineteen fifty-nine), an Indonesian citizen, President Director of the company which will be mentioned below, residing in Jakarta Selatan [South Jakarta], at Jalan Ciasem III number: 1, Rukun Tetangga 003, Rukun Warga 004, Kelurahan Rawa Barat, Kecamatan Kebayoran Baru.

-	the Holder of Resident’s Identity Card number: 09.5308.171259.0550.

2.

- Mister PETER WLADYSLAW KUNCEWITCZ, born in Coventry, on 19-12-1953 (the nineteenth of December nineteen fifty three), a British Citizen, a Director of the Company which will be mentioned below, residing in Jakarta Selatan (South Jakarta, at Jalan Metro Alam IV/PE 17- 18, Pondok Indah.

-the Holder of Passport number: 704726772.

-According to their statement in this matter, acting in their respective aforementioned capacities, thereby jointly representing the Board of Directors; and, for the purpose of the legal acts below, being approved by the Company’s Board of Commissioners, as it transpires from the Minutes of The Open Session of PT Indosat Tbk (the “Company”) Board of Commissioners Meeting dated 29-01-2010 (the twenty ninth of January two thousand and ten) and from the Minutes of The Open Session of PT Indosat Tbk (the “Company”) Board of Commissioners Meeting dated 21-06-2010 (the twenty first of June two thousand and ten), both taken privately, the original of which has been produced to me, the Notary Public, of and therefore for and on behalf of and lawfully representing PT INDOSAT Tbk, domiciled in Central Jakarta, whose memorandum and articles of association were amended in its entirety for the purpose of adjustment to Law No. 40 of 2007 (two thousand and seven) on the Limited Liability Company, as contained in the deed dated 14-07-2008 (the fourteenth of July, two thousand and eight) under number: 109, drawn up before SUTJIPTO, Sarjana Hukum (Bachelor of Law), a Notary Public in Jakarta, which deed was approved by the Minister of Law and Human rights of the Republic of Indonesia dated 06-08-2008 (the sixth of August, two thousand and eight), under Number: AHU-48398.AH.01.02.Tahun [Year] 2008, and was announced in the State Gazette of the Republic of Indonesia dated 24-10-2008 (the twenty fourth of October two thousand and eight) under number: 86, Supplement thereto number: 21195;

The Memorandum and Articles of Association were further amended consecutively by deeds:

-

dated 11-06-2009 (the eleventh of June two thousand and nine) under number: 118, drawn up before AULIA TAUFANI, Sarjana Hukum (Bachelor of Law), substitute of Mister SUTJIPTO, Sarjana Hukum (Bachelor of Law), the Notary Public in Jakarta, which deed was approved by the Minister of Law and Human Rights of the Republic of Indonesia under the Decree dated 07-07-2009 (the seventh of July two thousand and nine) under number: AHU-31103.AH.01.02.Tahun [Year] 2009;

-

dated 28-01-2010 (the twenty eighth of January two thousand and ten) under number: 123, drawn up before AULIA TAUFANI, Sarjana Hukum (Bachelor of Law), substitute of Mister SUTJIPTO, Sarjana Hukum (Bachelor of Law), the Notary Public in Jakarta, which deed was approved by the Minister of Law and Human Rights of the Republic of Indonesia, through the Director General of General Legal Administration under a Decree dated 22-02-2010 (the twenty second of February two thousand and ten) under number: AHU-09555.AH.01.02.Tahun [year] 2010 in connection with which the Notice of Amendment to the Memorandum and Articles of Association was received by the Minister of Law and Human Rights of the Republic of Indonesia, through the Director General of General Legal Administration through the latter’s acknowledgment dated 25-02-2010 (the twenty fifth of February two thousand and ten) under Number: AHU-AH.01.10-04964; and likewise, the Notice of Change of the Company’s Data was received by the Minister of Law and Human Rights of the Republic of Indonesia, through the Director General of General Legal Administration through the latter’s acknowledgment dated 25-02-2010 (the twenty fifth of February two thousand and ten) under Number: AHU-AH.01.10-04965;

-

dated 22-06-2010 (the twenty second of June two thousand and ten) under Number: 164, drawn up before AULIA TAUFANI, Sarjana Hukum (Bachelor of Law), substitute of Mister SUTJIPTO, Sarjana Hukum (Bachelor of Law), the Notary Public in Jakarta, in relation to which deed was received the Notice of Change of the Company’s Data by the Minister of Law and Human Rights of the Republic of Indonesia, through the Director General of General Legal Administration through the acknowledgment dated 19-07-2010 (the nineteenth of July two thousand and ten) under Number: AHU-AH.01.10-18089.

-The composition of the Board of Directors and that of the Board of Commissioners of the Company last appeared in a deed dated 08-02-2011 (the eighth of February two thousand and eleven) under Number: 27, drawn up by AULIA TAUFANI, Sarjana Hukum (Bachelor of Law), substitute of Mister SUTJIPTO, Sarjana Hukum (Bachelor of Law), the Notary Public in Jakarta.

-Further on referred to as the “DEBTOR.”

-The parties hereto, acting in their respective, aforementioned capacities, have hereby agreed to enter into a Credit Agreement under the following terms and conditions:

Article 1

DEFINITIONS

-For the purpose of this Credit Agreement, each term below shall have the meaning as described below:

“Permitted Collateral or Guarantee” means

(i)

Existing Collateral and Guarantee of the DEBTOR or any of its Subsidiaries, provided that if the asset made Collateral or Guarantee has been released as security, the asset may be legally bound again as Collateral and Guarantee in the interest of another party than BCA;

(ii)	Collateral and Guarantee given for a deposit, or to guarantee the payment of an import duty or rent;

(iii)	Collateral and Guarantee given in order to secure certain obligations in respect of the DEBTOR’s or its Subsidiary’s accounts payable in their respective, day-to-day business;

(iv)	Collateral and Guarantee with respect to an allowance for taxes payable;

(v)

Collateral and Guarantee for financing the acquisition of an asset on credit in general, for export credit or a supplier, and for vendor financing or leasing, in which such asset will be the object of the Collateral and Guarantee for the said financing;

(vi)

Collateral and Guarantee given for the financing of a cooperative project between the DEBTOR or a Subsidiary thereof and another party in which the financing is provided by such other party (including the parties the DEBTOR and the Subsidiary thereof are cooperating with);

(vii)	Collateral and Guarantee given for the purpose of the tender process for the implementation of a project carried out by the DEBTOR or Subsidiary thereof.

“Subsidiary” means any company whose:

(i)	shares are directly or indirectly controlled by the DEBTOR for at least 50% (fifty percent) of the total number of shares issued in such company;

(ii)	financial statement is consolidated with that of the DEBTOR in accordance with the generally accepted accounting principles in Indonesia.

“Drawdown Time Limit” means the period for the drawdown of the Credit Facility, as meant in Article 3 of the Credit Agreement.

“EBITDA” means, for any period, operating income (calculated before finance costs, taxes, non-operating income or non-operating and other extraordinary expenses) plus depreciation and amortization, and, for the purpose of calculation of the ratio of the aggregate Loans to EBITDA, as referred to in Article 12.j. EBITDA also takes into account the pro forma effect of any material acquisition or disposal on the assets or businesses as if such acquisition or disposal occurred on the first day of such period.

“Equity” means the total assets less the total liabilities, where the total liabilities exclude all loans (direct or indirect) owed by members of the Group to any of the shareholders of the DEBTOR, which are subordinate to the Loan.

“Credit Facility” means the credit facility(-ies) approved by BCA to be granted to the DEBTOR, as elaborated in Article 2 pursuant to the terms and conditions hereof.

“Group” means the DEBTOR and its Subsidiaries.

“Business Day” means any day on which the BCA branch office at which the Credit Facility is administrated is open for business and conducts banking services for the public.

“JIBOR” or “Jakarta Inter-bank Offered Rate” means the interest rate on the inter-bank money market in Jakarta as published by Reuters in the Reuters Interest Rate Monitoring Service (Reuters Screen) at 11:00 (eleven) in the morning of the local time 3 (three) Business Days prior to an Interest Period, indicating the inter-bank primary interest rate in Jakarta to which the rate of interest determined on Rupiah- denominated loans refer for a period of 1 (one) month, and for the purpose of this Credit Agreement the JIBOR interest rate of up to 1/1000 (one per mil) shall be rounded.

“Event of Default” means any action or event as described in Article 14 of this Credit Agreement.

“Material” means a value which equals or exceeds 20% (twenty percent) of the Equity.

“Security” means the security provided by the DEBTOR in order to guarantee anything owed by Indosat Palapa Company BV or any other company formed specifically for the issuance of bonds under the following terms and conditions:

(i)	the DEBTOR does not violate the financial ratio as governed in article 12, the point of letter j of this Credit Agreement; and

(ii)	the DEBTOR’s obligation relating to the security shall have a pari passu position in relation to a cross default with the DEBTOR’s obligation to BCA under this Credit Agreement.

“Interest Period” means a period during which an interest rate applies, calculated on a 1 (one)-month or shorter basis in accordance with the Date of Interest Payment under the following terms and conditions:

(i)

computation of the first Interest Period shall commence on the date of the Credit Facility Drawdown and end on the same date falling 1 (one) month thereafter or shorter in accordance with the Date of Interest Payment;

(ii)

computation of the Interest Period shall, if the DEBTOR extends the term for payment of the Credit Facility drawn, commence on the expiry date of the preceding Interest Period, and expire on the same date falling 1 (one) month thereafter or shorter in accordance with the Date of Interest Payment;

“Credit Agreement” means this agreement and any renewal thereof, amendment and/or addition thereto.

“Loan” means, with respect to any party (without duplication):

(i)	the principal and premium (if any) in respect of the debt to such party and that as evidenced by notes, promissory notes, bonds or other similar instruments bearing interest payable; and

(ii)	all obligations to a party in relation to a procurement debt constituting accounts payable to suppliers:

(a)	which bear interest; and

(b)

the maturity of which is longer than six (6) months after the date of issuance of the invoice, but, in relation to any member of the Group, are exclusive of all debts obtained (directly or otherwise) by such members of the Group from the shareholders of the DEBTOR, which are subordinate to any debt received by such members of the Group from non-members of the Group.

“Interest Payment Date” means the date on which the DEBTOR shall obligatorily make interest payment, as will further be specified in Article 4.2 of the Credit Agreement.

“Time Loan Revolving” means the credit facility the drawing of which may be done repeatedly and the total Debt already paid may be re-drawn by the DEBITOR so long as it does not exceed the principal of the facility in accordance with Article 2.1 hereof and is within the Time Limit to the Credit Facility Draw-down.

“Debt” means all sums owed by the DEBITOR sometime to BCA hereunder, to include the principal, interest, commission, penalty, expenses and/or other obligations hereunder.

Article 2

AMOUNT AND PURPOSE OF THE CREDIT FACILITY

2.1.

With regard to the terms and conditions of this Credit Agreement, BCA agrees to grant a Credit Facility to the DEBTOR in the form of the Time Loan Revolving Facility, with the principal not exceeding Rp.1,000,000,000,000.00 (one trillion Rupiah).

2.2.	The DEBTOR hereby agrees to the above amount of the Credit Facility.

2.3.	The Credit Facility shall be used for general-purpose financing and/or the financing of the capital expenditure of the DEBTOR.

The DEBTOR shall be responsible for the appropriate use of the Credit Facility.

Article 3

CREDIT FACILITY DRAWDOWN TIME LIMIT

3.1.

With regard to the terms and condition of this Credit Agreement, the Credit Facility Drawdown Time Limit shall, as fixed, commence on 10-02-2011 (the tenth of February two thousand and eleven) and expire on 10-02-2014 (the tenth of February two thousand and fourteen).

3.2.	Upon expiry of the Credit Facility Drawdown Time Limit, as described in article 3.1., BCA shall no longer have the obligation to grant the Credit Facility to the DEBTOR.

Article 4

INTEREST, COMMISSION, AND COMMITMENT FEE

4.1.

On any loan outstanding under the Credit Agreement, the DEBTOR shall obligatorily pay interest at the rate of JIBOR plus 1.4% (one point four percent) per annum, calculated based on the amount of the Credit Facility withdrawn, but not yet repaid by the DEBTOR.

4.2.

Calculation of the interest thereon shall be on a daily basis with a fixed divider of 360 (three hundred sixty) days in a year and be obligatorily repaid in full to BCA on each Interest Payment Date, namely, the date of maturity for payment, as meant in Article 7.1 hereof.

The interest payment may be made by debiting the DEBTOR’s account with BCA or otherwise, as mutually agreed on by the parties hereto, with the provisions that:

a.	Interest Payment Date shall not exceed the date on which the Credit Facility shall obligatorily be paid in full.

b.

the total interest to be obligatorily paid by the DEBTOR to BCA shall be calculated as of the date on which the total interest payable arises through the date of full repayment of the total interest payable by the DEBTOR to BCA.

4.3.

On the grant of the Credit Facility, it is mandatory for the DEBTOR to pay a commission to BCA of 0.15% (zero point fifteen percent) during the Credit Facility Draw-down Time Limit, as governed in Article 3.1 hereof, namely, 3 (three) years calculated from the total Credit Facility so granted and obligatorily paid once only on the first withdrawing of the Credit Facility.

4.4.

On the grant of the Credit Facility, it is mandatory for the DEBTOR to pay a commitment fee of 0.25% (zero point twenty five percent) per annum calculated from the daily average total Credit Facility not withdrawn by the DEBTOR on the date falling 3 (three) months as of 01-04-2011 (the first of April two thousand and eleven) and further on the same date falling 3 (three) months thereafter during the Credit Facility Draw-down Time Limit during the Credit Facility Draw-down Time Limit, as governed in Article 3.1 hereof.

4.5.	Payment of the commission and/or commitment fee may be made by debiting the DEBTOR’s account with BCA or otherwise, as mutually agreed on by the parties hereto.

4.6.	For the purpose of debiting the account, the DEBTOR shall authorize BCA, as described in Article 19.1 hereof.

4.7.

If the Date of Payment of Interest and/or that of the commission, and/or that of the commitment fee fall on a Non-business Day, it is mandatory for the DEBTOR to make available a fund in its account with BCA in payment of the interest and/or commission, and/or commitment fee on the previous Business Day.

4.8.

If, despite signature of the Credit Agreement, the Credit Facility is not used by the DEBTOR, or if the Debt becomes due for the causes appearing in Article 14.2 and Article 18.6 hereof, BCA shall not be obliged to refund the DEBTOR, the commission so paid by the DEBTOR to BCA.

Article 5

EVIDENCE OF INDEBTEDNESS

Book entries and records that have been and will be made by BCA shall constitute full and absolute evidence with respect to the Debt and such evidence shall be binding on the DEBTOR, unless the contrary is provable.

Article 6

TERMS AND CONDITIONS OF THE DRAWDOWN AND/OR USE OF THE CREDIT FACILITY

6.1.	Drawdown of the Credit Facility can be made by the DEBTOR on any Business Day if the DEBTOR has met the terms and conditions as follows:

a.	DEBTOR has submitted to BCA:

-	authenticated photocopy of the DEBTOR’s Memorandum and Articles of Association and amendments thereto; and

-	other documents as may be required by BCA, among others, the Taxpayer ID Number (NPWP), Certificate of Corporate Registration, and business license;

-	other documents reasonably required for administrative purposes.

b.

No Event of Default is occurring, nor is there any action or event which gives rise to an Event of Default or an action or event which by notice or lapse of time or both will constitute an Event of Default;

c.	The statements given under the Representations as meant in article 11 hereof are true and conform to the actual conditions.

6.2.	DEBTOR has meet the special requirements for the method of drawdown and/or use of the Credit Facility as follows:

a.

DEBTOR has submitted an application for drawdown/ payment extension of the Time Loan Revolving Facility at least 2 (two) Business Days prior the planned drawdown/ payment extension of the Time Loan Revolving Facility by completing, signing, and submitting the application for the drawdown/ payment extension of the Time Loan Revolving Facility in the form specified by BCA;

b.	term for repayment, as appears in the Application for drawdown of the Credit Facility/ Payment extension shall be a maximum of 1 (one) month as of the drawdown/ payment extension;

c.	drawdown shall be done within the Credit Facility Drawdown Time Limit, as referred to in the provision of article 3 of the Credit Agreement.

Article 7

PAYMENT OF THE DEBT

7.1.

Payment of the Debt shall obligatorily be made by the DEBTOR in the same currency as that of the Credit Facility granted by BCA, and shall have been received by BCA at its branch office at Jl. M.H. Thamrin number 1, Jakarta 10310, no later than 14:00 (fourteen) o’clock of the local time on the date of maturity, as appears in the application for the drawdown/ payment extension of the Credit Facility, provided that the date of maturity shall not exceed the date of expiry of the Credit Facility Drawdown Time Limit.

7.2.	If the date of Debt payment falls on a Non-business Day, the DEBTOR shall obligatorily provide funds in its account with BCA for the purpose of such payment on the preceding Business Day.

7.3.	Payment of the Debt received by BCA after 14:00 (fourteen) o’clock of the local time shall be deemed to have been received by BCA on the subsequent Business Day.

Article 8

PENALTY

8.1.

If the DEBTOR fails to pay the Debt for any reason whatsoever on the due date, the DEBTOR shall obligatorily pay a penalty for the unpaid amount calculated from the date on which such amount becomes obligatorily payable up to the same being paid in full at 2% (two percent) per annum above the applicable interest rate.

8.2.	Calculation of the penalty shall be on a daily basis with a fixed divider of 360 (three hundred sixty) days in a year.

Article 9

SPECIAL PROVISIONS

DEBTOR may repay, in part or in whole, the total amounts payable before the due date of payment, as specified in the application for the drawdown/payment extension of the Credit Facility, with no penalty, to the extent of compliance with the following provisions:

a.	DEBTOR gives notice in writing to BCA at least 1 (one) Business Day in advance of the plan for the accelerated payment, by specifying the amount and date of payment;

b.	notice shall be incapable of cancellation by the DEBTOR.

Article 10

COLLATERAL AND GUARANTEE

This Credit Facility is not secured by any special collateral in the form of any object or income or other asset of the DEBTOR in any manner whatsoever, and is not guaranteed by any party.

However, in compliance with Articles 1131 and 1132 of the Code of Civil Law, all assets of the DEBTOR, that are both movable and immovable, have existed and will do so in the future, except for the assets of the DEBTOR that have been specifically put as security to the creditors, shall constitute general collateral against all of the DEBTOR’s debts to other parties neither specifically secured nor privileged, including this Credit Facility on a pari passu basis.

Article 11

REPRESENTATIONS

The DEBTOR hereby represents and warrants to BCA regarding the veracity of the following:

-	DEBTOR has obtained all approvals required by the memorandum and articles of association.

-

DEBTOR shall, in order to receive the Credit Facility from BCA under this Credit Agreement (including approvals of the DEBTOR’s Board of Commissioners) and the person(s) appointed to represent the DEBTOR to execute this Credit Agreement, be entitled and authorized to represent the DEBTOR and to sign the Credit Agreement, and, therefore, this Credit Agreement is valid and is binding on the DEBTOR;

-

DEBTOR has acquired the requisite permits to carry out its businesses as appropriate, and hereby undertakes to extend or renew such permits upon their expiration if so required by the prevailing regulatory provisions;

-

not a single civil or state administrative case, tax claim, police investigation or criminal case, or dispute is ongoing, which threatens or may have an impact on the DEBTOR or the assets thereof, thus materially affecting the financial or businesses conditions thereof, or likely to disrupt the ability thereof to perform the obligations hereunder;

-	as of the date of this Credit Agreement, no event occurs and/or no circumstances are taking place constituting an Event of Default or which, with the lapse of time or notice or both, will so do;

-

all documents, data and statements provided by the DEBTOR to BCA is true and no other document, data or statements are not given by the DEBTOR, which, if so done or conveyed by the DEBTOR to BCA will affect BCA’s decision on the granting of the Credit Facility;

-

in the entry into and implementation of this Credit Agreement and/or other agreements in connection with the Credit Agreement, the DEBTOR does not contravene nor violate any prevailing law or government regulation, policy, directive or instruction, or court ruling, or any of the memorandum and articles of association. Likewise, such entry into or implementation thereof cause or will cause no event of default to any other agreement entered into by the DEBTOR;

-

as of the execution of this Credit Agreement, the DEBTOR’s memorandum and articles of association and amendments thereto appear in the recital of this deed. In addition to such deed(s), no other deed(s) is (are) are not/have not yet been furnished by the DEBTOR to BCA;

-	as of the signing of this Credit Agreement, the shareholders of the DEBTOR are:

1.

State of the Republic of Indonesia 1 (one) Series-A share and 776,624,999 (seven hundred seventy six million six hundred twenty four thousand nine hundred ninety nine) Series-B shares or in a face value of Rp. 77.662,500,000.00 (seventy seven billion six hundred sixty two million five hundred thousand Rupiah;

2.

QATAR TELECOM (QTEL ASIA) PTE.LTD., 3,532,056,600 (three billion five hundred thirty two million fifty six thousand six hundred) Series-B shares or in a face value of Rp. 353,205,660,000.00 (three hundred fifty three billion two hundred five million six hundred sixty thousand Rupiah).

3.

GENERAL PUBLIC, 1,125,251,900 (one billion one hundred twenty five million two hundred fifty one thousand nine hundred) Series-B shares or in a face value of Rp. 112,525,190,000.00 (one hundred twelve billion five hundred twenty five million on hundred ninety thousand Rupiah).

In addition to those whose names are mentioned, no other person or party constitutes the shareholder of the DEBTOR;

-	as of the signing of this Credit Agreement, the composition of the Board of Directors and that of the Board of Commissioners of the DEBTOR are as follows:

- President Director	:	Engineer (Insinyur) HARRY SASONGKO TIRTOTJONDRO;

- Director	:	Mister LASZLO IMRE BARTA;

- Director	:	Mister FADZRI SENTOSA;

- Director	:	Mister PETER WLADYSLAW KUNCEWICZ;

- Director	:	Mister STEPHEN EDWARD HOBBS;

- President Commissioner	:	Mister ABDULLA MOHAMMED S.A. AL THANI;

- Commissioner	:	Mister PARIKESIT SUPRAPTO;

- Commissioner	:	Mister RIONALD SILABAN;

- Commissioner	:	Doctor (Doktor) NASSER MOHD.A.MARAFIH;

- Commissioner	:	Mister RACHMAD GOBEL;

- Commissioner	:	Mister RICHARD FARNSWORTH SENEY;

- Independent Commissioner	:	Mister ALEXANDER RUSLI;

- Independent Commissioner	:	Mister SOEPRAPTO;

- Independent Commissioner	:	Mister THIA PENG HEOK GEORGE;

- Independent Commissioner	:	Mister CHRIS KANTER;

- Independent Commissioner	:	MisterCHRIS KANTER;

In addition to those whose names are mentioned above, no other person or party is acting as a member of the Board of Directors or as a member of the Board of Commissioners of the DEBTOR.

Article 12

DEBTOR’S OBLIGATIONS

Unless otherwise specified in writing by BCA, the DEBTOR shall obligatorily:

a.	use the Credit Facility granted by BCA only for the purposes as described in Article 2.3 of this Credit Agreement;

b.	comply with all laws/acts, government regulations, policies, directives or instructions applicable to the DEBTOR;

c.

immediately notify BCA in writing of any case involving the DEBTOR, civil or state administrative case, or a tax claim, police investigation or a criminal case that will materially affect the business or assets of the DEBTOR;

d.

pay all expenses arising from and relating to the granting of the Credit Facility and the implementation of the terms and conditions of the Credit Agreement, in spite of non-use of such Credit Facility and/or of revocation of such Credit Agreement;

e.	provide all information sought by BCA relating to the granting of the Credit Facility;

f.	defend its rights over intellectual property, including copyright, patents and trademarks which are or will be owned by the DEBTOR;

g.

establish and maintain an accounting system, financial administration and supervision in accordance with the generally accepted accounting principles in Indonesia and continually applied in order to reasonably reflect the conditions of the assets, finances, and operating income of the DEBTOR;

h.

allow BCA or persons designated by BCA, on 7 (seven) Business Days’ prior notice, to, at any time, inspect activities, accounts and other records done and made by the DEBTOR; with the obligations of BCA or the parties designated by BCA to keep confidential any information gained, unless BCA is obliged to disclose, under law and statutory and regulatory provisions, by court order, at the instruction of any of governmental agencies, including the Bank of Indonesia;

i.	submit to BCA in the form and particulars acceptable to BCA:

-	annual financial statements (balance sheet and loss profit statement) audited by the Certified/Registered Public Accountant Office in the form of

-	long form audited report, to be obligatorily delivered by no later than 180 (one hundred eighty) days following the closing date of the fiscal year;

-	home statement (balance sheet and quarterly loss & profit statement), which shall obligatorily be delivered no later than 90 (ninety) days following the end of each reporting period;

-

copies/photocopies of the licenses and permits directly related to the DEBTOR’s primary lines of business in accordance with the applicable laws and regulations in order for the DEBTOR to continue doing business;

j.	maintain the DEBTOR’s consolidated financial ratio, as follows:

a.	the ratio of EBITDA to the payment of loan interest shall be at least 3 (three) times, as indicated in every audited annual consolidated financial statement.

b.	the ratio of the total Loan to EBITDA shall not exceed 4 (four) times, as stated in every audited annual consolidated financial statement.

c.	the ratio of the total Loan to the Equity shall not exceed 2.5 (two point five) times, as stated in every 3-(three)-monthly consolidated financial statement.

k.	immediately notify BCA of

-

any Event of Default that comes to the knowledge of the DEBTOR and may materially affect the DEBTOR’s condition, and explain such Event of Default and any measure that will be taken against such Event of Default;

-	any Event of Default committed by Indosat Palapa Company BV or another company specifically established for the purpose of issuance of promissory notes to execute the Pledge;

l.

take all necessary measures in order to maintain its status as a legal entity and to ensure that the DEBTOR has the right and capacity to conduct its business as appropriate in every applicable jurisdiction and to obtain and maintain all key licenses needed to carry out its business within such jurisdictions;

m.	make every effort to maintain all the powers and approvals, obligatorily and forthwith obtain all other approvals necessary to allow it to deliver all the things governed by this Credit Agreement;

n.	insure the DEBTOR’s assets with an insurance company under the terms and conditions normally applied by the DEBTOR and, if so requested by BCA, report any insurance coverage of its assets;

o.	at the request of BCA, take any measures and prepare and sign all documents related to the implementation or applicability of this Credit Agreement;

p.

notify BCA of any amendment to the DEBTOR’s Memorandum and Articles of Association requiring the approval of the Minister of Law and Human Rights of the Republic of Indonesia within 7 (seven) Business Days of acquirement of such approval.

Article 13

MATTERS THAT THE DEBTOR ARE PROHIBITED FROM DOING

Insofar as the DEBTOR has not fully repaid the Debt or the Credit Facility Drawdown Time Limit has not yet expired, the DEBTOR shall not undertake any of the following without prior written approval by BCA:

1.	put as security any of the DEBTOR’s assets to another party, except for the Permitted Collateral and Guarantee;

2.

make a Material transaction with a person or party, including, but not limited to any of its affiliates, except on an arm’s length basis or in support of the DEBTOR’s main or supportive lines of business or in accordance with the existing practices;

3.	sell or dispose of Material part of its immovable or key assets in carrying out its business, except in its day-to-day course of business;

4.	conduct spin-off/segregation, merger, consolidation, acquisition or dissolution;

5.	reduce or decrease the DEBTOR’s paid-up capital; and

6.	change the DEBTOR’s main line or nature of business.

Article 14

EVENT OF DEFAULT

14.1.	Any one or several of the actions or events below shall constitute an Event of Default:

a.

the DEBTOR fails to pay the Debt within the time and in the manner as provided under the Credit Agreement, with regard to which the mere lapse of time will have provided valid and sufficient evidence that the DEBTOR has failed to perform its obligations;

b.

the DEBTOR defaults or fails to meet any of the terms and conditions of Article 12 and Article 13 or others hereof, whether those which exist or will be made in the future, and that such default remains un-remedied by the DEBTOR for a period of 30 (thirty) calendar days from the date of notice of such event from BCA to the DEBTOR.

c.	the DEBTOR uses the Credit Facility in deviation from its intended use and purpose;

d.

in the opinion of BCA, the financial condition, good standing and solvability of the DEBTOR has gone into a Material decline, thus affecting the DEBTOR’s financial ability to pay the Debt and that such condition has not yet been remedied by the DEBTOR within 30 (thirty) calendar days from the date of notice thereof by BCA to the DEBTOR;

e.

the DEBTOR files a petition for bankruptcy or is declared bankrupt or files a moratorium or for any reason whatsoever is no longer entitled to administer and exercise control over the DEBTOR’s assets and/or that a bankruptcy petition is filed by another party against the DEBTOR or for a third party to be appointed to control a Material part of the DEBTOR’s assets and that such situation cannot be resolved by the DEBTOR within 30 (thirty) days of the filing of the petition or appointment;

f.

a substantial part or all of the DEBTOR’s assets are seized as a result of implication in a law case or dispute which can Materially affect the DEBTOR’s capacity to meet the obligations under this Credit Agreement;

g.

fact that the representations contained in article 11 of this Credit Agreement is found to be untrue and incorrect and that situation has not yet been remedied by the DEBTOR within 30 (thirty) calendar days of the date of notice of the same from BCA to the DEBTOR;

h.	the DEBTOR is obligated to pay compensation which can Materially affect the DEBTOR’s ability to pay the Debt;

i.

the DEBTOR has committed an action in breach of a prevailing legal provision or regulation that may result in the DEBTOR’s permit as a cellular and International Direct Dialing (SLI) operator being revoked and/or that can directly or indirectly, Materially affect the DEBTOR’s ability to perform its obligations under this Credit Agreement;

j.	the DEBTOR is dissolved or liquidated;

k.

the DEBTOR is declared in default of any of its obligations to the other party, which, in the opinion of BCA, may Materially affect the DEBTOR’s ability to perform its obligations under this Credit Agreement, and that such default has not yet been remedied by the DEBTOR within 30 (thirty) calendar days of the date of notice of the event by BCA to the DEBTOR;

l.

Indosat Palapa Company BV or any other company established for the specific purpose of issuance of bonds is declared in default by its creditors with respect to the issuance of the such bonds in which the DEBTOR acts as a guarantor, and that such default has not yet been remedied by the DEBTOR within 30 (thirty) calendar days of the date of notice of the event by BCA to the DEBTOR;

14.2.

Upon the occurrence of an event of default as governed in article 14.1 of this Credit Agreement, BCA shall be entitled to declare the Debt to be immediately due and obligatorily payable in full by the DEBTOR to BCA without regard to the provision on Debt Payment as specified in article 7 of this Credit Agreement, provided that the DEBTOR’s obligations arising from this Credit Agreement shall continue to be satisfied.

The parties hereto waive the applicability of Article 1266 of the Code of Civil Law, specifically that governing the requirement to file for revocation of the agreement with the relevant District Court.

14.3.

If the DEBTOR is obliged to perform an obligation under this Credit Agreement within a specified period, and the DEBTOR fails to perform such obligation, then the mere lapse of time shall be sufficient, lawful evidence of the DEBTOR’s default, thus no formal summons or other letter of similar nature or notice of warning from the court bailiff shall be necessary.

14.4.

If the Debt becomes due as referred to in article 14.2 of this Credit Agreement, BCA shall be entitled to exercise its rights as the Creditor to procure repayment of the Debt by way of exercise of its entitlements against the DEBTOR and/or its assets.

Article 15

USE OF PAYMENTS

15.1.	Any amount received by BCA from payment of the Debt and/or by way of a set-off with the DEBTOR’s funds in BCA shall be used according to the following priorities:

-Firstly	:	to cover all costs expended or paid by BCA in connection with the exercise of its rights under the Credit Agreement not yet paid by the DEBTOR;

-Secondly	:	to pay in full all incurred penalties that have not yet been paid by the DEBTOR to BCA in connection with this Credit Agreement;

-Thirdly	:	to effect full payment of all accrued interests and/or commissions that have not yet been paid by DEBTOR to BCA in connection with this Credit Agreement;

-Fourthly	:	to effect full payment of the principal obligatorily required to be paid by the DEBTOR to BCA in connection with this Credit Agreement.

15.2.

If upon full settlement of all the obligations of the DEBTOR, funds, as it turns out, still remain, BCA shall transfer such excess amount to the DEBTOR or any party having the right over such excess amount, without any obligation on the part of BCA to pay interest on such excess amount.

Article 16

TAXES

16.1.	Any and all amounts obligatorily payable by the DEBTOR to BCA hereunder shall be free, net of and without any deduction or withholding tax, levies, fees or charges in any form and amount.

16.2.

If the DEBTOR is obligatorily required by any of the prevailing statutory and regulatory provisions to effect a deduction of the sum obligatorily payable under this Credit Agreement, the DEBTOR shall obligatorily pay such a substantial additional amount to BCA that after such deduction, will receive from the DEBTOR an amount it is entitled to as if such deduction had never been made.

Article 17

ALTERATION TO ANY OF THE PROVISIONS OF THE CREDIT AGREEMENT

In the event of alteration to any of the provisions of this Credit Agreement, such alteration shall be governed in a separate agreement or letter signed by the parties hereto, which agreement or letter shall form an inseparable part of this Credit Agreement.

Article 18

MISCELLANEOUS PROVISIONS

18.1.

BCA shall be entitled, without prior approval from the DEBTOR, to transfer or assign in any manner whatsoever part or all of BCA rights and/or obligations with respect to the granting of the Credit Facility under this Credit Agreement to another financial institution, bank, or creditor, which shall suffice by giving written notice to the DEBTOR within at least 30 (thirty) calendar days prior to such transfer or assignment.

To that end the DEBTOR shall presently and later on confer upon BCA a power of attorney to provide all data and/or statements needed to such other financial institutions, banks, or creditors.

18.2.

In the event of an Event of Default, as governed in Article 14.1 hereof, BCA shall be entitled, without prior approval from the DEBTOR to block/ freeze and/or disburse and/or debit the funds in the accounts of the DEBTOR with BCA and to use the proceeds therefrom to be included in the calculation of compensated against the Debt.

18.3.	In the event of:

a.

increase of the costs required by BCA to maintain the Credit Facility granted to the DEBTOR as a result of alteration to a regulation/provision of the Bank of Indonesia or any other government agency that must be complied with by BCA, causing the interest rate applicable to the DEBTOR to be unable to cover the costs to be incurred by BCA, then BCA shall give notice in writing of the amount such (additional) costs and expenses to be imposed on the DEBTOR, which notice shall form inseparable part of this Credit Agreement (“Notice of Cost Increase”), provided that the DEBTOR may elect to negotiate within no later than 7 (seven) calendar days of the date of the Notice of Cost Increase and if after the lapse of such period of negotiation, no agreement is reached on the amount of the additional cost to be charged by BCA to the DEBTOR, then the DEBTOR shall have the option to repay the Debt beyond the payment dates, as contained in the letter of application for the drawdown/ payment extension without incurring any penalty for accelerated payment insofar as such payment is made within 14 (fourteen) calendar days of the expiry of the period of negotiation, as prescribed above;

b.

any adverse and/or significant monetary, financial, economic or political change which cause the liquidity of BCA or the DEBTOR’s collectability, whether with BCA or with other bank(s) to decrease into Substandard, Doubtful, or Loss, then BCA may:

(i)	change/adjust the rate of interest as meant in article 4.1 of this Credit Agreement; and/or

(ii)	defer the date of drawdown of the Credit Facility applied for by the DEBTOR; and/or

(iii)	reduce the Credit Facility; and/or

(iv)	replace the granting of the Credit Facility, as referred to in article 2.1 of the Credit Agreement, with another currency available from BCA; and/or

(v)	terminate the Credit Facility.

c.

If BCA has exercised its rights, it shall notify the DEBTOR in writing of the implementation, provided that the DEBTOR may elect to negotiate within no later than 7 (seven) calendar days of the date of the Notice of Cost Increase and if after the lapse of such period of negotiation no agreement is reached, the DEBTOR shall have the option to repay its Debt beyond the payment dates as contained in the letter of application for the drawdown/ payment extension of the Credit Facility without incurring any penalty for accelerated payment insofar as such payment is made within 14 (fourteen) calendar days of the expiry of the period of negotiation, as prescribed above.

18.4.	With respect to the fixing of interest, as mentioned in Article 4.1 of this Credit Agreement:

(i)

DEBTOR shall agree that if in the future, as it turns out, the JIBOR instrument, to which the interest rate on a Credit Facility refers, becomes entirely or incompletely available or is no longer issued or deleted, BCA may at any time review the same and shall be entitled to make changes of or adjustments to the interest rate decided under this Credit Agreement, including, among others, changes of or adjustments to the margin;

(ii)

if BCA opts to exercise such right, BCA shall inform the DEBTOR in writing of the rate of interest to be applied to the DEBTOR, by way of notice, which shall form inseparable part of this Credit Agreement (“Notice of the Interest Rate”), provided that the DEBTOR may elect to conduct negotiations within no later than 7 (seven) calendar days of the date of the Notice of the Interest Rate;

(iii)

as of the occurrence of the situation, as referred to in point (i) above up to the fact that agreement has been reached regarding the interest rate to be applied to the Credit Facility, the Credit Facility shall not be withdrawn by the DEBTOR, unless the DEBTOR agrees that for every drawdown of the Facility Credit by the DEBTOR, an interest rate shall, as the DEBTOR is notified by BCA in accordance with point (ii) above, apply;

(iv)	if up to the expiry of the period of negotiation no agreement is reached regarding the interest rate to be applied to the Credit Facility, the DEBTOR shall be entitled to:

-	terminate this Credit Agreement and repay the entire Debt within 14 (fourteen) calendar days of the expiry of the negotiations, as referred to in point (ii) above; or;

-

continue with the Credit Facility provided by BCA to the DEBTOR; provided that the rate of interest applicable to the Credit Facility up to the full repayment of the Debt (if the DEBTOR repays all of the Debt) or insofar as the Credit Facility is continuing (if the DEBTOR elects to continue with the Credit Facility) shall be at the rate as notified by BCA to the DEBTOR pursuant to point (ii) above.

18.5.

DEBTOR shall also agree that in the event of an increase in costs incurred by BCA as a consequence of a monetary, fiscal and economic change, in order to finance the provision of the Credit Facility (Cost of the fund), thus rendering the applicable interest rate to be unable to cover the costs expended by BCA to maintain the granting of the Credit Facility, BCA may at any time review the same and shall be entitled to effect any change or adjustment to the interest rate reference as determined in this Credit Agreement, including, among others, changes of or adjustments to the margin, without prior approval of the DEBTOR, and in this matter, the provisions contained in points (ii), (iii) and (iv) in article 18.4 of the Credit Agreement shall apply, mutatis mutandis, to BCA and the DEBTOR.

18.6.

BCA shall be entitled to (in deviation from the provision of article 7 of this Credit Agreement) declare the Debt to be due and, therefore, the DEBTOR shall obligatorily repay the Debt to BCA in the event of:

(i)

any legislation or amendments thereto or of entry into force of a regulation which renders it to be unlawful for BCA to maintain and/or perform its obligations hereunder, no later than within the period stated in the relevant regulation or 60 (sixty) calendar days of the date on which notice is received from BCA of the demand for repayment, whichever occurs earlier; or

(ii)

a political, economic and social situation, which, in the reasonable and prudent opinion of BCA, may affect the smooth repayment of the Debt by the DEBTOR, no later than 60 (sixty) calendar days after the date on which such notice is received from BCA regarding the demand for repayment, therefore the Repayment of the Debt pursuant to the above provision, the DEBTOR shall not incur a penalty.

18.7.

If one or more provisions of this Credit Agreement are declared inapplicable or no longer unenforceable by the court of competent jurisdiction, or are deemed to be in contravention of any of the prevailing statutory and regulatory provisions, the remaining ones hereof shall continue to be in effect and binding on the parties hereto.

18.8.

This Credit Agreement shall inure to the parties hereto and their respective successors, provided that the DEBTOR shall not assign and/or transfer its rights and/or obligations under the Credit Agreement and/or other agreements, in relation hereto, without prior written approval of BCA.

18.9.

Failure and/or delay by BCA to exercise its rights, powers, or privileges under this Credit Agreement shall not be construed as a waiver by BCA of such rights, powers, or privileges. Likewise, the exercise, in whole or in part, of the rights, powers, or privileges granted hereunder shall not preclude any further exercise of such rights, powers, or privileges.

18.10.	For purposes of supervision, safeguarding, and settlement/repayment of the Credit Facility, BCA shall have the authority to undertake the following:

a.	to place a BCA officer with the DEBTOR;

b.

to commission a consulting firm of good and trustworthy reputation for purposes of supervision, consultation, and/or administration/ management of the DEBTOR’s company, with the obligations of BCA or the party designated by BCA to keep confidential any information gained, unless BCA is obliged to disclose, under law and statutory and regulatory provisions, by court order, at the instruction of any of governmental agencies, including the Bank of Indonesia.

Article 19

POWER OF ATTORNEY

19.1.

For the purpose of payment of the Debt pursuant to this Credit Agreement, the DEBTOR hereby grants a power of attorney to BCA to debit, from time to time, the account of the DEBTOR in connection with the exercise of BCA’s rights hereunder.

19.2.

To be surer of the orderly repayment of the Debt, as referred to in 18.2 of this Credit Agreement, the DEBTOR shall, in the present and future, grant a power of attorney to BCA, for and on behalf of the DEBTOR, to disburse and/or otherwise debit the funds available in any of the DEBTOR’s accounts with BCA.

19.3.

Any power of attorney granted by the DEBTOR hereunder shall form inseparable part of this Credit Agreement and therefore each of such powers of attorney shall be irrevocable in any manner and situation whatsoever, and the parties hereby waive the applicability of articles 1813, 1814, and 1816 of the Code of Civil Law insofar as the Debt under this Credit Agreement has not yet been settled in full.

Article 20

JURISDICTION

In respect of this Credit Agreement and all its consequences and delivery, BCA and the DEBTOR have elected a permanent domicile at the Registrar’s Office of the Central Jakarta District Court.

-The persons appearing or parties hereby guarantees the authenticity of their identities in agreement with their identity cards produced to me, the Notary Public, and their accountability for the foregoing, and the parties hereto further represent that they have understood the contents of this deed.

-In witness whereof:

THIS DEED

-Has been drawn up minutes, read and signed in Jakarta on the day and date as stated at the beginning of this deed, in the presence of:

1.

Mrs. INDAH FATMAWATI, Sarjana Hukum (Bachelor of Law), born in Jakarta on 28-07-1959 (the twenty-eighth of July, nineteen fifty-nine), an Indonesian Citizen, domiciled in South Jakarta, at Tebet Timur Dalam VI K/4, Rukun Tetangga 003, Rukun Warga 006, Kelurahan Tebet Timur, Kecamatan Tebet.

-the Holder of Resident’s Identity Card number: 09.5007.680759.0199.

2.

Mrs. DYAH SUWATI, born in Solo, on 26-10-1964 (the twenty sixth of October, nineteen sixty four), an Indonesian Citizen, domiciled in Tangerang, at Jalan Talas II, Pondok Cabe Ilir, Rukun Tetangga 02, Rukun Warga 01, Kelurahan Pondok Cabe Ilir, Kecamatan Pamulang.

-the Holder of Resident’s Identity Card number: 3219222004.1786503, temporarily being in Jakarta.

both being Assistants to the Notary Public, as the witnesses hereto.

-Immediately upon perusal of this deed by me, the Notary Public, to the parties and witnesses hereto, this deed is signed by the parties and witnesses hereto, and me, the Notary Public.

-Done with two deletions with replacements.

-The original of this deed has been duly signed.

“GIVEN AS A COPY OF THE SAME TENOR.”

[Duty stamp: Rp.6,000.-]

[Notary Public’s seal and signature]